UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – August 1, 2013

CIG WIRELESS CORP.

(Exact name of Registrant as specified in its charter)

NEVADA	000-53677	68-0672900
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Five Concourse Parkway, Suite 3100

Atlanta, GA 30328

(Address of principal executive offices)

       (678) 332-5000

(Registrant's telephone number, including area code)

             N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On August 1, 2013, CIG Wireless Corp. (the “Corporation”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Fir Tree Capital Opportunity (LN) Master Fund, LP (“FT-LP”), and Fir Tree REF III Tower LLC (“FT-LLC”, and together with FT-LP, the “Fir Tree Investors”), pursuant to which the Corporation sold to the Fir Tree Investors $35,000,000 of newly created (i) Series A-1 Non-Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and (ii) Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”). Each share of Series A-2 Preferred Stock shall initially be convertible on a one-for-one basis into the Corporation’s common stock, par value $.00001 per share (the “Common Stock”). The signing and closing of the Purchase Agreement occurred on August 1, 2013 (the “Closing”), and the funding occurred on August 2, 2013. The Purchase Agreement contains representations, warranties and covenants of the Corporation and the Fir Tree Investors, including, among others, indemnification obligations of the Corporation for the benefit of the Fir Tree Investors. At the Closing of the transaction, the parties also executed and delivered a Registration Rights Agreement for the benefit of the Fir Tree Investors (discussed further below). At any time until December 31, 2014, the Corporation has the conditional right to put to the Fir Tree Investors up to $25,000,000, in whole increments of $1,000,000, in additional Series A-1 Preferred Stock, the proceeds of which shall be used to fund acquisitions, if such acquisition and put exercise is approved by the Fir Tree Investors, in their sole discretion. The conditional put is subject to satisfaction of certain other conditions set forth in the Purchase Agreement. In connection with each issuance of $1,000,000 of Series A-1 Preferred Stock, the Corporation will issue to the Fir Tree Investors shares of Series A-2 Preferred Stock convertible into 1.36% of the Common Stock on a fully diluted basis.

The shares of the Series A Preferred Stock were sold pursuant to the exemption from securities registration afforded by the provisions of Regulation D, as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

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Series A-1 and Series A-2 Preferred Stock

The terms, rights and privileges of the Series A Preferred Stock are set forth in the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock, as filed by the Corporation with the Nevada Secretary of State on August 1, 2013 (the “Certificate of Designation”).

Set forth below are summaries of the respective voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of, the Series A Preferred Stock. Capitalized terms used, but not defined herein have the meanings set forth in the Certificate of Designation. Any and all rights, preferences and obligations set forth below which are applicable to the Fir Tree Investors will also be applicable to any successors or assigns of the Fir Tree Investors.

Rank. The Series A-1 Preferred Stock ranks, with respect to dividend payments and distributions of the Corporation’s assets upon a Liquidation Event, senior to (i) the Series A-2 Preferred Stock, the Series B 6% 2012 Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”), the Common Stock and the Class A-IT2 Interests, the Class A-IT5 Interests and the Class A-IT9 Interests issued by the Corporation’s subsidiary, Communications Infrastructure Group, LLC, a Delaware limited liability company (all such Class A-IT2 Interests, Class A-IT5 Interests and Class A-IT9 Interests, collectively, the “Minority Interests”), and all other now or subsequently existing classes and series of capital stock of the Corporation; and (ii) any other equity or equity-linked securities, unless approved by the Fir Tree Investors (also referred to collectively herein and in the Certificate of Designation as the “Requisite Investors”). The Series A-2 Preferred Stock ranks with respect to dividend payments and distributions of the Corporation’s assets upon a Liquidation Event, (a) junior to the Series A-1 Preferred Stock, (b) senior to the Series B Preferred Stock, the Common Stock, the Minority Interests and all other now or subsequently existing classes and series of capital stock of the Corporation and (c) except for the Series A-1 Preferred Stock, senior to any other equity or equity-linked securities unless approved by the Requisite Investors.

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Preference. The preferences of each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, with respect to dividend payments and distributions of the Corporation’s assets upon a Liquidation Event, are equal to the preferences of every other share of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, from time to time outstanding, in every respect.

Dividends. The holders of Series A-1 Preferred Stock are entitled to receive cumulative dividends quarterly in arrears at a rate, based on the Series A-1 Stated Value (as defined below), of (a) 9% per annum, or upon the occurrence of an Event of Default (as defined below) 15% per annum, for each of the first three one-year periods commencing on August 1, 2013, the date of issuance of such Series A-1 Preferred Stock by the Corporation (the “Initial Issue Date”), (b) 11% per annum, or in the Event of Default 17% per annum, for the one-year period commencing on the third anniversary of the Initial Issue Date and (c) 13% per annum, or in the Event of Default 19% per annum, for the one-year period commencing on the fourth anniversary of the Initial Issue Date (the “Series A-1 Preferred Dividends”). The dividends are payable in cash or, if prohibited from paying in cash under applicable Nevada law or by the terms of the Corporation’s Senior Debt (as defined below), through issuance of an equivalent number of shares of Series A-1 Preferred Stock. The holders of Series A-2 Preferred Stock are not entitled to receive dividends, except that the Series A-2 Preferred Stock shall participate in dividends on the Common Stock on an as-converted basis.

Only after all outstanding Series A-1 Preferred Dividends have been paid or declared and set apart in cash for payment, is the Corporation’s Common Stock entitled to receive dividends during any fiscal quarter.

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An “Event of Default” includes the following events: (a) if the Corporation or any of its Subsidiaries takes any action in violation of, or which is not in compliance with, the Certificate of Designation, (b) any breach of, or non-compliance with, or Event of Default, under the Purchase Agreement by the Corporation, (c) any failure to redeem the Series A Preferred Stock, (d) any default under (i) any other agreement, document or instrument (x) to which both the Corporation and any Fir Tree Investor are parties or are otherwise both bound, or (y) any other agreement, document, or instrument to which the Corporation or any Subsidiary is a party or otherwise bound, which in the case of this clause (y) results in a liability, obligation or otherwise involves a payment by the Corporation or any Subsidiary, which exceeds $500,000, or (ii) the Senior Debt and (e) if the Corporation suffers certain cash shortfalls, among other events described in the Certificate of Designation. “Senior Debt” means (i) all Indebtedness arising under the Credit Agreement, dated as of August 17, 2012, by and among CIG Comp Tower, LLC, the lenders who are from time-to-time party thereto, and Macquarie Bank; (ii) any other indebtedness of the Corporation or its Subsidiaries as shall be designated by the Corporation’s Board of Directors (the “Board”), subject to the agreement of the Requisite Investors; and (iii) any indebtedness entered into in connection with the refinancing or replacement of such indebtedness.

Liquidation Rights. Upon the occurrence of a Liquidation Event, (a) the holders of the Series A-1 Preferred Stock are entitled to receive, on a pro rata basis, prior to any distribution of any of the assets or surplus funds to the holders of Series A-2 Preferred Stock, Series B Preferred Stock, Common Stock, the Minority Interests, or any other class or series of capital stock, an amount of (x) the then-current Series A-1 Stated Value, plus (y) an amount equal to all Series A-1 Preferred Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, plus (z) if any, the applicable Series A-1 Premium (as defined below) (the “Series A-1 Preference Payment”), and (b) subject to the rights of the Fir Tree Investors as holders of Series A-1 Preferred Stock, the Fir Tree Investors as holders of the Series A-2 Preferred Stock are entitled to receive, on a pro rata basis, prior to any distribution of any of the assets or surplus funds to the holders of the Series B Preferred Stock, the Common Stock, the Minority Interests, or any other class or series of capital stock (other than the Series A-1 Preferred Stock) for each share of Series A-2 Preferred Stock, the quotient of (x) the greatest of (A) the Fair Market Value of the Corporation, (B) the Threshold TCF (as defined below), and (C) 200% of the aggregate dollar amount of consideration actually paid by all of the Fir Tree Investors to the Corporation in consideration of the Series A-1 Preferred Stock and Series A-2 Preferred Stock issued to the Fir Tree Investors, divided by (y) the number of shares of Common Stock on a fully diluted basis as of the close of business on the last day of the last fiscal quarter that ended immediately preceding such date (the “Series A-2 Preference Payment”).

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“Series A-1 Premium” means, with respect to each share of Series A-1 Preferred Stock and at the time of determination of the Series A-1 Preference Payment in respect thereof, an amount equal to the product of (x) the sum of (i) the then current Series A-1 Stated Value (as defined below), plus (ii) an amount equal to all Series A-1 Preferred Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, multiplied by (y) the following percentages: (A) on or before the first anniversary of the Initial Issue Date, a premium of 3.0%; (B) after the first anniversary of the Initial Issue Date but on or before the second anniversary of the Initial Issue Date, a premium of 2.0%; (C) after the second anniversary of the Initial Issue Date but on or before the third anniversary of the Initial Issue Date, a premium of 1.0%; and (D) after the third anniversary of the Initial Issue Date, no premium.

“Series A-1 Stated Value” means, as of any date of determination, with respect to each share of Series A-1 Preferred Stock, the sum of (x)  one hundred dollars ($100.00) plus (y) the Per Share A-1 Adjustment Amount plus (z) the Additional Per Share A-1 Adjustment Amount, which Series A-1 Stated Value shall be subject to corresponding adjustment from time to time in the event of any stock dividend (other than the Series A-1 Preferred Dividends), stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the Series A-1 Preferred Stock.

“Threshold TCF” means, as of any date of determination, the difference of (x) the product of fifteen (15), multiplied by the LQA TCF (as defined below) of the Corporation and its Subsidiaries on a consolidated basis for the last fiscal quarter ended immediately preceding such date, minus (y) the sum of the aggregate amount of Senior Debt outstanding and the Series A-1 Preference Payment (excluding any amount attributable to, if any, the applicable Series A-1 Premium), in each case, as of the close of business on the last day of the last fiscal quarter ended immediately preceding such date.

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“LQA TCF” means, as of any period of determination, the product of (a) the TCF quarterly equivalents (the net tower cash flow, as more particularly defined in the Certificate of Designation) of (x) in the case of adjustments with respect to the determination of the Aggregate A-1 Adjustment Amount (as defined below), the Existing Towers and the Project Towers only, or (y) for all other purposes, all eligible assets of the Corporation and its Subsidiaries on a consolidated basis, in each case, for the fiscal quarter then ended, multiplied by (b) four (4), provided, however, any cash collections included within such TCF quarterly equivalents that are attributable to tenant leases which are scheduled to expire, terminate, not renew or otherwise not continue at the same or a greater level than the amount included in such TCF quarterly equivalents shall be excluded from the entire calculation.

“Aggregate A-1 Adjustment Amount” means the product of (x) twenty (20), multiplied by (y) the amount by which the Final LQA TCF (as defined below) is below $1,700,000.

Voting Rights. The holders of the Series A-1 Preferred Stock do not have general voting rights, however, as long as any shares of the Series A-1 Preferred Stock remain outstanding, the holders of a majority of the outstanding shares of the Series A-1 Preferred Stock, voting as a separate class, are entitled to elect two directors of the Corporation, or upon the occurrence of an Event of Default four directors of the Corporation, whereupon the size of the Board shall automatically increase to seven.

The holders of the Series A-2 Preferred Stock are entitled to vote, together with the holders of Common Stock as a single class, on all matters on which the holders of Common Stock shall be entitled to vote. As long as any shares of the Series A-2 Preferred Stock remain outstanding, the holders of a majority of the outstanding shares of the Series A-2 Preferred Stock, voting as a separate class, are entitled to elect the number of directors of the Corporation equal to the difference (but not less than zero) of (x) two (2), minus (y) the number of Series A-1 Directors then able to be elected.

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Additionally, so long as any shares of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock are outstanding and subject to the below exceptions, the Corporation shall not, directly or indirectly, or permit any of its Subsidiaries to, take any of the following actions or agree to take any of the following actions without the prior affirmative vote or prior written consent of the Requisite Investors, with each Fir Tree Investor, respectively, having the right to one vote for each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock, as applicable:

(1) amend, alter or repeal any of the provisions of the Corporation’s articles of incorporation, bylaws this Certificate of Designation, or in any way change the preferences, privileges, rights or powers with respect to the Series A-1 Preferred Stock or Series A-2 Preferred Stock or reclassify any class of stock;

(2) other than (i) the issuance and sale of any Series A-1 Preferred Stock or Series A-2 Preferred Stock to the Fir Tree Investors, (ii) an issuance of securities as consideration for an Approved Acquisition, (iii) issuances by a Subsidiary existing on the Initial Issue Date (or a Subsidiary formed after the Initial Issue Date that is approved by the Requisite Investors) to the Corporation or any other Subsidiary existing on the Initial Issue Date (or a Subsidiary formed after the Initial Issue Date that is approved by the Requisite Investors), and (iv) upon the conversion or exercise of any Options or Convertible Securities outstanding on the Initial Issue Date, authorize, create, designate, issue or sell any (A) class or series of capital stock (including shares of treasury stock), (B) Options or other Convertible Securities or (C) any debt security which by its terms is convertible into or exchangeable for any capital stock or has any other equity feature or any security that is a combination of debt and equity;

(3) increase the number of authorized shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock or authorize the issuance of or issue any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock;

(4) agree to any restriction on the Corporation’s ability to satisfy its obligations or to honor the exercise of any rights of the Fir Tree Investors;

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(5) redeem, purchase or otherwise acquire for value (including through an exchange), or set apart money or other property for any mandatory purchase or analogous fund for the redemption, purchase or acquisition of any shares of capital stock of the Corporation, subject to certain exceptions;

(6) acquire any material properties, assets or business of another Person (other than the Corporation or a Subsidiary) unless it is approved by the Corporation’s chief executive officer and at least one Board member elected by the Requisite Investors, in such Board member’s sole discretion;

(7) engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of, any other Person, in one transaction or a series of related transactions;

(8) enter into or consummate any Liquidation Event, or any other transaction involving the sale, assignment, licensing, transfer, conveyance, leasing or otherwise disposition of a substantial portion of the assets of the Corporation or its Subsidiaries, or any other merger or consolidation with, any Person, in one transaction or a series of related transactions;

(9) at any time create any direct or indirect subsidiary, enter into any joint venture, business combination or similar arrangement or become a partner in any general or limited partnership or enter into any management contract permitting third party management rights with respect to the business of the Corporation or any of its Subsidiaries, unless it is approved by the Corporation’s chief executive officer and at least one Board member elected by the Requisite Investors, in such Board member’s sole discretion;

(10) approve the annual budget and business plan of the Corporation or any changes thereto;

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(11) subject to certain exceptions, any expenditure by the Corporation or any Subsidiary, individually, in excess of $250,000 or in the aggregate in excess of $500,000, that are not included in a budget approved by the Requisite Investors, or any expenditure by the Corporation or any Subsidiary that exceeds by ten percent (10%) the amount for such expenditure in a budget approved by the Requisite Investors;

(12) change the number of directors which constitutes the Board;

(13) create, incur, assume or suffer to exist, or increase the amount of, any liability for borrowed money, directly or indirectly other than: (a) Indebtedness existing on the Initial Issue Date; (b) purchase money Indebtedness of the Corporation (including, without limitation, capital leases to the extent secured by purchase money security interests in equipment acquired pursuant thereto), (c) Indebtedness owing to the Corporation or any Subsidiary, (d) Indebtedness, the proceeds of which are used solely to fund the consideration and related transaction expenses for an approved acquisition, (e) incremental borrowings under the Senior Debt not to exceed $250,000 since the Initial Issue Date, and (f) Indebtedness included in a budget approved by the Requisite Investors;

(14) assume, endorse, be or become liable for or guaranty the obligations of any other Person (other than the Corporation or a Subsidiary);

(15) cancel any liability or debt owed to it, except for consideration equal to or exceeding the outstanding balance of such liability or debt, and in any event, in the ordinary course of business;

(16) subject to certain exceptions, create, incur, assume or suffer to exist, any lien, charge or other encumbrance on any of their or its respective properties or assets now owned or hereafter acquired;

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(17) other than intercompany transactions, enter into any transaction with any Affiliates or its or any of its Affiliate’s equity holders, directors, officers, employees (including upstreaming and downstreaming of cash and intercompany advances and payments) in an amount in excess of $100,000 in the aggregate or amend any material provision of any agreement with any Affiliate, or waive any material right of the Corporation or any of its Subsidiaries under any such agreement;

(18) directly or indirectly, pay any dividends or distributions on any shares of any class of its capital stock or other Options or Convertible Securities, whether now or hereafter outstanding, or make any payment on account of or set apart assets for a sinking or other analogous fund for, any other distribution in respect of such capital stock, either directly or indirectly, whether in cash or property or in obligations of the Corporation or any of its Subsidiaries, provided that no Event of Default has occurred and is then continuing, dividends payable on the Series B Preferred Stock (as in effect on the Initial Issue Date) are permitted;

(19) hiring, firing, suspending or otherwise changing the employment status of the chief executive officer or chief financial officer of the Corporation or any Subsidiary, or amending, increasing, decreasing or otherwise changing the compensation, benefits or severance of any executive officer of the Corporation or any Subsidiary, except if included in the budget approved by the Requisite Investors;

(20) amend or alter any of the provisions of the certificate of formation or limited liability company agreement or any or other organizational, charter or operating documents of any Subsidiary or in any way change the preferences, privileges, rights or powers with respect to, or reclassify, any class of equity interests of any Subsidiary; or

(21) enter into an agreement to do any of the foregoing.

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Notwithstanding the aforementioned restrictions, the Corporation has the right, at any time and from time to time after the Initial Issue Date, without the approval of the Requisite Investors, to issue and sell equity securities ranking junior to the Series A-1 Preferred Stock and the Series A-2 Preferred Stock provided that (a) the equity securities to be issued in such offering are in all respects on terms and conditions more favorable (including without limitation, a lower cost of capital) to the Corporation and its stockholders than the Series A-1 Preferred Stock and Series A-2 Preferred Stock, as determined in good faith by a committee of the Board consisting solely of directors who are not also employees or officers or the Corporation based on a written opinion of a nationally recognized financial advisor to such committee, which advisor and opinion shall be acceptable to the Requisite Investors; (b) the Fir Tree Investors shall have a right of first refusal with respect to such offering, and if all of the Fir Tree Investors decline to exercise such right, they shall be entitled to exercise their full pre-emptive rights with respect to such offering; (c) the purchaser(s) in such offering shall solely be comprised of Qualified Institutional Buyers (as defined in Rule 144A of the Securities Act) and have such other eligibility criteria as the Corporation and the Requisite Investors may mutually agree at the time of such offering; (d) the Fir Tree Investors shall be entitled to the benefit of any anti-dilution protection provided in the Certificate of Designation; and (e) unless waived by the Requisite Investors in their sole discretion, the number of shares of Common Stock, together with all shares underlying such securities, issued in such offering (together with (x) all other offerings of junior securities to the Series A-1 Preferred Shares and Series A-2 Preferred Shares and (y) all offerings during the twelve (12) consecutive calendar month period ending with such offering) is less than 15% of the shares of Common Stock on a fully diluted basis.

The affirmative vote of a simple majority plus one (1) director shall be required in order to approve or to seek or agree to, in respect of the Corporation or any Subsidiary, (a) any plan of liquidation or dissolution, (b) any voluntary petition for relief under U.S. federal bankruptcy laws or any state equivalent thereof, (c) the appointment of any receiver, trustee, custodian or similar fiduciary with respect to its business, properties or assets, or (d) make an assignment for the benefit of creditors or any offer of settlement, extension or composition to their respective unsecured creditors generally.

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Conversion. Each share of the Series A-2 Preferred Stock is convertible at any time, at the holder’s option, into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (A) multiplying the number of shares of Series A-2 Preferred Stock to be converted by the Series A-2 Notional Value (initially set at $1.00 per share, subject to adjustment for splits, dividends, and the like) then in effect; and (B) dividing the result obtained pursuant to clause (A) above by the initial conversion price of $1.00 (the “Series A-2 Conversion Price”). Subject to certain customary exceptions, the Series A-2 Conversion Price is subject to adjustment from time to time, if the Corporation issues, or sells, or is deemed to issue or sell, any shares of Common Stock for a consideration per share less than the greater of the then current (x) Trigger Price (as defined below) and (y) Series A-2 Conversion Price.

“Trigger Price” means, as of any date of determination, the quotient of (x) the Threshold TCF, divided by (y) the aggregate number of outstanding shares of Common Stock calculated on a fully diluted basis as of the close of business on the last day of the last fiscal quarter ended immediately preceding such date.

Right of First Refusal on Future Financings. As long as any shares of Series A-2 Preferred Stock are outstanding, each Series A-2 Investor has the right to purchase its pro rata share of the securities being issued and sold in any equity or debt financing transaction (each, a “Proposed Financing”) on the terms and conditions of such Proposed Financing, so long as the Series A-2 Investors provide the entire Proposed Financing within a period of 15 days following receipt of the Proposed Financing notice (the “Series A-2 Exercise Notice Period”).

Following the expiration of the Series A-2 Exercise Notice Period, each Series A-2 Investor has the preemptive right, as to all or any lesser number of Series A-2 Investor’s pro rata share of the securities being offered in the Proposed Financing, to purchase a portion of the securities being offered in such Proposed Financing (the “Preemptive Securities”) with a right of over-subscription.

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Information Rights. The Corporation shall deliver (a) to each Investor as soon as practicable (unless subject to the periodic reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (1) certain financial information, including the consolidated and consolidating financial statements of the Corporation and all consolidated subsidiaries, as of the end of each fiscal year of the Corporation; (2) unaudited statements of income and of cash flow and an unaudited balance sheet and a statement of stockholders’ equity as of the end of each of the three quarters of each fiscal year of the Corporation, all prepared in accordance with generally accepted accounting principles as in effect in the United States on the Initial Issue Date, using principles consistently applied (“GAAP”); (3) statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of each of the first three quarters of each fiscal year of the Corporation, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any; (4) an unaudited income statement and statement of cash flows for each month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP; (b) to the Fir Tree Investors for as long as any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock are outstanding (1) a proposed budget at least 60 days before year end; (2) a report showing the sales for the month ended, as well as projected sales for the ensuing three calendar months; (3) an update to the spreadsheet set forth in Schedule 3.46(a) of the Purchase Agreement; (4) if the Corporation’s EBITDA is less than zero, a monthly cash flow report upon the Requisite Investors’ request; (5) written notice of any event or occurrence that would constitute an Event of Default; and (6) any such other information relating to the financial condition, business, prospects, or corporate affairs of the Corporation as any Fir Tree Investor may reasonably request.

Redemptions of Series A-1 Preferred Stock. Subject to Nevada law governing distributions to stockholders, (a) all or any portion of the Series A-1 Preferred Stock shall be redeemable at the option of each of the Series A-1 Investors at any time after the earlier to occur of (x) the fifth anniversary of the Initial Issue Date, and (y) the occurrence of an Event of Default, at a price equal to the aggregate Series A-1 Preference Payment; and (b) the Corporation shall have the right to redeem all (but not less than all) of the outstanding shares of Series A-1 Preferred Stock at any time after the Initial Issue Date at a price equal to the aggregate Series A-1 Preference Payment.

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Redemptions of Series A-2 Preferred Stock. Subject to Nevada law governing distributions to stockholders, all or any portion of the Series A-2 Preferred Stock shall be redeemable at the option of each of the Series A-2 Preferred Stock at any time during the period beginning on the fifth anniversary of the Initial Issue Date and ending on the seventh anniversary of the Initial Issue Date, or immediately upon (and subject to) a Liquidation Event at a price equal to the Series A-2 Preference Payment as of the close of business on the last day of the last fiscal quarter then ended immediately preceding such date. However, if at the time of any such redemption, (x) the Common Stock is then listed for trading on a national securities exchange in the United States and (y) the Corporation’s market capitalization closed above $300,000,000, and (z) the average daily trading volume of the Common Stock on such exchange over the 20 consecutive trading day period ending on such date is greater than 10% of the number of Conversion Shares, then the Corporation may seek to arrange for an alternate disposition of the Series A-2 Preferred Stock in lieu of redemption through arranged block trades, privately negotiated sales or registered offerings.

Sale Transaction. If the Corporation (x) has not redeemed all of the shares of Series A-2 Preferred Stock subject to redemption on the applicable Optional A-2 Redemption Date, and such redemption remains uncompleted on the first anniversary thereof, or (y) has delivered a written disposition notice, and all of the Series A-2 Preferred Stock subject thereto have not been sold by the 18 month anniversary of the receipt of such Disposition Notice, then, in each case, the Requisite Investors have the right to initiate and compel a sale of the entire Corporation (a “Sale Transaction”). The Requisite Investors have the sole and exclusive authority over the Sale Transaction, including without limitation the right to: (i) engage financial advisors and/or investment bankers, (ii) determine the process surrounding the Sale Transaction, including selecting the parties to participate in such process, the right to accept or reject any offers, and the timing thereof, (iii) review, mark-up, comment on and negotiate the definitive agreements, provided, that, the Requisite Investors shall afford the Corporation a reasonable opportunity to review and provide timely input on drafts of the principal transaction documents which are in a form close to being finalized and the Requisite Investors will reasonably consider incorporating Corporation’s input, but that the Requisite Investors may proceed without incorporating Corporation’s input, (iv) communicate with the purchaser parties and/or their representatives and participate in meetings with them; and (v) determine the structure and terms of the transaction, in each case, in their sole discretion.

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Additional Issuance of Series A Preferred Stock. The Series A-1 Investors are entitled to receive additional shares of Series A-2 Preferred Stock upon the occurrence of certain events. If the Final LQA TCF is less than $1,700,000 per annum, if the total building cost for certain towers exceeds $4,300,000 and upon the occurrence of any other accretion on the Series A-1 Preferred Stock (including without limitation, the issuance of any Series A-1 Preferred Dividends), then the Corporation shall issue to the Series A-1 Investors Preferred Stock an aggregate number of shares of Series A-2 Preferred Stock which would then be convertible into 1.36% of the Common Stock on a fully diluted basis for each $1,000,000 of the Aggregate A-1 Adjustment Amount, the Aggregate Additional A-1 Adjustment Amount and any accretion on the Series A-1 Preferred Stock, in each case, prorated for any portion of, or partial amount over, such $1,000,000 increment. The Fir Tree Investors are also entitled to receive shares of Series A-2 Preferred Stock upon each conversion of the Minority Interests into Common Stock, based on their then current pro rata ownership percentage of the fully diluted shares.

“Final LQA TCF” means the final determination of LQA TCF by the Corporation, or in the event of any dispute between the Corporation and the Requisite Investors regarding such determination, by an accounting firm of national reputation mutually acceptable to the Corporation and the Requisite Investors.

Registration Rights

In connection with the Purchase Agreement, the Corporation and the Fir Tree Investors entered into a Registration Rights Agreement at the Closing. The Corporation has agreed, upon the Fir Tree Investors’ demand, to prepare and file a Form S-3 resale registration statement (or such other form as available if Form S-3 is not available) covering the resale of the shares of Common Stock issued or issuable to the Fir Tree Investors upon conversion of the Series A-2 Preferred Stock and upon, including without limitation, any stock split, dividend or other distribution or recapitalization. If the registration statement is not filed with the SEC 30 days after a demand for registration or is not declared effective by the SEC generally, within 60 days after filing (subject to certain exceptions) or the Corporation is otherwise in breach of the Registration Rights Agreement, the Corporation shall be subject to liquidated damages payable to the demanding Fir Tree Investors in the amount of 1.5% of the aggregate purchase price paid by the Fir Tree Investors pursuant to the Purchase Agreement for the securities to be covered by the registration statement. The Fir Tree Investors are also entitled to piggyback registration and underwritten offering rights.

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Additional Information

The foregoing is a summary description of certain terms of the Purchase Agreement, the Series A Preferred Stock and the Registration Rights Agreement and, by its nature, is incomplete. A copy of the Purchase Agreement is filed as Exhibit 10.38, a copy of the Certificate of Designation is filed as Exhibit 3.8, and a copy of the Registration Rights Agreement is filed as Exhibit 10.39, to this Form 8-K and is incorporated herein by reference. All readers are encouraged to read the entire text of the Purchase Agreement, the Certificate of Designation and the Registration Rights Agreement for a complete understanding of the terms and conditions associated with this investment.

Equity Letter

The Corporation and the Fir Tree Investors have executed a letter agreement (the “Equity Letter”) with respect to Michael Hofe and B. Eric Sivertsen, the former management team of Liberty Towers, LLC, pursuant to which the Corporation has agreed to negotiate with Messrs. Hofe and Sivertsen regarding the terms and conditions of certain option grants. Under the terms of the Equity Letter, the Fir Tree Investors have agreed to support such grants on such detailed terms and conditions as shall be subject to the approval of the Fir Tree Investors, as determined in their sole discretion.

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The Equity Letter sets forth the basic terms of the grants. The Equity Letter contemplates that each of Messrs. Hofe and Sivertsen will be granted options on September 16, 2013 to purchase 300,000 shares of Common Stock having an exercise price equal to the average of the 20 day volume-weighted average price during the period beginning on August 15, 2013, but in no event less than $1.00 per share. The options will have cashless exercise provisions, which will terminate upon termination of employment. On the date of grant, 20% of the options will vest and the remaining options will vest annually thereafter in four equal installments of 20%, provided that 100% of all unvested options will vest upon a change of control. If either Mr. Hofe or Mr. Sivertsen is terminated without cause, his options will immediately stop vesting upon termination and he will have 90 days to exercise the vested portion of his options. However, if termination occurs prior to September 15, 2013, the options will still be granted, with initial vesting of 20% and 90 days to exercise. If either Mr. Hofe or Mr. Sivertsen is terminated with cause, all vested and unvested options will immediately terminate. The options will expire on the later of the fifth anniversary of grant or 90 days after termination without cause (but in no event later than tenth anniversary of grant).

In addition to the above described options, the Equity Letter also contemplates the grant of additional options to purchase 500,000 shares of Common Stock to each of Messrs. Hofe and Sivertsen. These additional options will have an exercise price equal to $1.00 per share, will be granted within ten business days of the Initial Issue Date, will be fully vested upon issuance and will expire on August 30, 2013.

Amendment to Operating Agreement of Communications Infrastructure Group, LLC

On August 1, 2013, the Corporation, together with Compartment IT2, LP (“IT2”), Compartment IT5, LP (“IT5”) and Compartment IT9, LP (“IT9”), Communications Infrastructure Group, LLC (“CIG LLC”), CIG Solutions, LLC and CIG Towers, LLC entered into Amendment No. 3 (the “CIG LLC Amendment”) of the Amended and Restated Limited Liability Operating Agreement of CIG LLC, dated as of June 30, 2012, as amended (the “Operating Agreement”).

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Pursuant to the CIG LLC Amendment, the Operating Agreement has been amended so that CIG LLC Class A Interests owned by the IT2, IT5 and IT9 are convertible into shares of the Corporation’s Common Stock at a conversion price of $1.00 per share. In addition, each of IT2, IT5 and IT9 shall have the right, exercisable during each 90 day period, to convert their respective CIG LLC Class A Interests to Common Stock in an amount up to 1% of the total issued and outstanding shares of the Corporation’s Common Stock, and to sell such shares, subject to Rule 144 of the Securities Act, provided that not more than 1% of the total issued and outstanding shares of the Corporation may be sold during any 90 day period. The business purposes set forth in the Operating Agreement has also been amended. The Operating Agreement has been further amended to permit the Corporation to guaranty the indebtedness of its subsidiaries.

During any and all periods in which any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock remain outstanding, the Operating Agreement may not be amended, modified and waived, and CIG LLC shall be limited in the payments it may make. The Operating Agreement has been further amended to provided that the Corporation, CIG LLC and each other member shall jointly and severally indemnify the Fir Tree Investors from any liabilities arising in connection with, or related to, the CIG LLC Amendment or the Operating Agreement.

In order to further induce the Fir Tree Investors to consummate the Series A Preferred Stock investment, the parties to the CIG LLC Amendment have agreed, among other matters, that all CIG LLC Class A Interests, and all preferences, privileges, rights and powers in respect thereof, are subordinate to the Fir Tree Investors with respect to all rights and preferences of the Series A-1 Preferred Stock and Series A-2 Preferred Stock. In addition, so long as any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock remain outstanding, without the prior affirmative vote or prior written consent of the Requisite Investors, CIG LLC shall not, directly or indirectly, declare or make, and no member of CIG LLC or holder of any interest in CIG LLC shall be entitled to receive or retain, any “Restricted Payment” as such term is defined in the CIG LLC Amendment. This shall include any and all amounts accruing after the commencement by or against the Corporation and/or CIG LLC of any bankruptcy, reorganization or similar proceeding, and all obligations under the Purchase Agreement or the Certificate of Designation, including, without limitation, any Series A-1 Preferred Dividends and any payments due upon any redemption of Series A-1 Preferred Stock or Series A-2 Preferred Stock or upon a Liquidation Event, whether any such payments are due in cash, additional shares of Series A-2 Preferred Stock, or otherwise.

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In connection with the execution and delivery of the CIG LLC Amendment, IT2, IT5 and IT9 acknowledged and approved the Purchase Agreement and related transactions.

Termination of Agreement with ENEX Group Management, S.A.

On August 1, 2013, the Corporation entered into a Termination Agreement (the “ENEX Termination Agreement”) with ENEX Group Management, S.A. (“ENEX”) pursuant to which the Corporation and ENEX terminated the following agreements: (i) the Corporate Development Agreement, dated March 26, 2012, as amended on August 24, 2012 (together, the “ENEX Corporate Development Agreement”); and (ii) the Corporate Consulting Agreement, dated as of March 26, 2012 (the “ENEX Corporate Consulting Agreement” and together with the ENEX Corporate Development Agreement, collectively, the “ENEX Agreements”). In consideration for the termination of the ENEX Agreements, the Corporation has agreed to: (i) pay to ENEX a fee of $50,000 within ten calendar days of the date of effectiveness of the increase of the Macquarie Bank Limited Credit Facility to $25,000,000; (ii) pay to ENEX a fee of $22,000 on the 15th calendar day of each month for the 3 months following the Closing Date; and (iii) provide 60 hours of consulting services to ENEX prior to December 31, 2013 with respect to the transition of the services of Mr. Romain Gay-Crosier from ENEX to the Corporation (Mr. Romain Gay-Crosier previously rendered his services to the Corporation as an employee of ENEX and the consulting services have been agreed upon in order to properly transition unrelated files and matters which Mr. Romain Gay-Crosier worked on at ENEX separately from the services he rendered to the Corporation).

Termination of Agreement with CRG Finance AG

On August 1, 2013, the Corporation entered into a Termination Agreement (the “CRG Termination Agreement”) with CRG Finance AG (“CRG”) pursuant to which the Corporation and CRG terminated the following agreements: (i) the Corporate Development Agreement dated June 1, 2011 (the “2011 CRG Corporate Development Agreement”); (ii) the Corporate Development Agreement dated as of March 22, 2012, as amended on August 24, 2012 (together, the “2012 CRG Corporate Development Agreement”); and (iii) the Corporate Consulting Agreement, dated as of March 22, 2012 (the “CRG Corporate Consulting Agreement” and collectively with the 2011 Corporate Development Agreement and the 2012 Corporate Development Agreement, the “CRG Agreements”). In consideration for the termination of the CRG Agreements, the Corporation has agreed to: (i) pay CRG $35,065 in cash; and (ii) issue to CRG 120,000 shares of the Corporation’s Common Stock.

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Rights Agreement

On August 1, 2013, the Corporation, the Fir Tree Investors, and Housatonic Equity Investors IV, L.P. (“HEI”), Housatonic Equity Affiliates IV, L.P. (“HEA”) and Chesapeake Towers Development, LLC (“CTD”, and together with HEI and HEA, the “Liberty Investors”) entered into a Rights Agreement (the “Rights Agreement”).

Pursuant to the Rights Agreement, the Corporation shall have a call right to purchase all, but not less than all, of the Common Stock owned by the Liberty Investors, from January 1, 2015 through December 31, 2015. The call right purchase price shall be the greater of $1.00 per share (as adjusted to reflect stock splits, stock dividends, reclassifications, or similar events), or the fair market value, as defined in the Rights Agreement. If the Corporation has engaged an investment banker and consummates a sale of the Corporation within six months after the closing of the call right purchase from the Liberty Investors, then the call right purchase price amount shall be increased to reflect the additional amount, if any, that the Liberty Investors would have received had the sale of the Corporation occurred at the closing of the call right purchase.

The Rights Agreement also provides the Liberty Investors with a put right to require the Corporation to purchase all or any portion of their shares in the event that prior to August 1, 2018, (i) the Corporation is not listed on NYSE MKT LLC, the Nasdaq Stock Market LLC (Global Select, Global and Capital Markets), New York Stock Exchange LLC or any successor exchange registered as a “National Securities Exchange” under Section 6 of the Exchange Act, as amended or the Toronto Stock Exchange, the TSX Venture Exchange, or any successor exchange in Canada; or (ii) there has not been a proposed transaction in which the Liberty Investors have an opportunity to sell all of their shares of Common Stock. The put right is exercisable for a period of 30 days after August 1, 2018. The purchase price by the Corporation for any shares purchased under the put right shall be the fair market value of such shares, as defined in the Rights Agreement, as of the date of exercise of the put right.

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If prior to August 1, 2018 one or more of the Fir Tree Investors proposes to sell its securities of the Corporation, the Liberty Investors shall have the right and option to participate in such proposed transaction on a pro rata basis, subject to customary terms and conditions generally applicable to co-sale transactions.

If prior to August 1, 2018, the Corporation proposes to consummate a sale of more than fifty (50%) percent of the outstanding voting securities of the Corporation, whether by merger, consolidation, joint venture, exchange or otherwise, the Fir Tree Investors shall have a drag-along right and option to require that the Liberty Investors participate in such transaction on a pro-rata basis, subject to customary terms and conditions generally applicable to drag-along transactions.

Stand Down Agreements

Each of the Fir Tree Investors, the Liberty Investors, ENEX Capital Partners AG (“ENEX Capital”), Wireless Infrastructure Fund AG (“WIF”), and each of the Corporation’s officers and directors (all such officers and directors, the “CIG Group”) have executed stand down agreements (each, a “Stand Down Agreement” and collectively, the “Stand Down Agreements”), pursuant to which the respective parties to the Stand Down Agreements will not, during the period commencing on the date of the Purchase Agreement and ending on December 31, 2014, unless earlier terminated pursuant to certain early termination events, directly or indirectly (1) sell or grant options for the sale of any shares of the Corporation’s Common Stock; or (2) enter into any swap or other agreement or arrangement (other than cash settled swaps) that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock.

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The Stand Down Agreements include certain exceptions, including: (i) the sale of shares of Common Stock acquired by any party to the Stand Down Agreements in any underwritten public offering of the Corporation during the Market Stand Down Period; (ii) transactions relating to shares of Common Stock acquired in open market transactions; (iii) transfers of certain securities by gift or in connection with estate planning; (iv) transfers or distributions of securities to certain affiliates or affiliated entities of such party subject to the Stand Down Agreement, provided that such entities and/or persons shall remain subject to the terms and conditions of the Stand Down Agreement; (v) the establishment of a trading plan pursuant to Rule 10b 5-1 under the Exchange Act for the transfer of shares of Common Stock, subject to certain limitations, including that such plan does not require registration or reporting during the Market Stand Down Period; (vi) the conversion of any shares of Series A-2 Preferred Stock; provided, however, the shares of Common Stock issuable upon such conversion thereof shall continue to be subject to the restrictions applicable during the Stand Down Agreement; (vii) the public or private sale of shares of Common Stock by such party subject to the Stand Down Agreement, to the extent permitted under Rule 144 promulgated under the Securities Act, provided that the maximum number of shares sold in any 90-day period may not exceed one percent (1%) of the total issued and outstanding shares of Common Stock; or (viii) any private sale, gift, transfer or other disposition of shares of Common Stock under Regulation S promulgated under the Securities Act.

Amendment of Paul McGinn’s Employment Agreement and Cancellation of Options

The information set forth below under Item 5.02 regarding the Amendment of Paul McGinn’s Employment Agreement is hereby incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Closing of Liberty Towers Purchase and Sale Agreement

On May 3, 2013, the Corporation and Liberty Towers, LLC entered into a Purchase and Sale Agreement (the “Liberty Purchase and Sale Agreement”) pursuant to which the Corporation agreed to acquire certain assets from the Liberty Towers, LLC. The closing of the acquisition of the Liberty Purchase and Sale Agreement occurred on August 2, 2013 pursuant to which the Corporation acquired 38 fully constructed communications towers and 252 works-in-progress sites. The terms and conditions under the Liberty Purchase and Sale Agreement are described in a Current Report on Form 8-K filed by the Corporation with the SEC on May 6, 2013, which is incorporated herein by this reference thereto.

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On August 2, 2013, the Corporation and Liberty Towers, LLC entered into a Closing Agreement (the “Closing Agreement”), pursuant to which the parties amended the deemed value of the shares of Common Stock to be issued to the sellers to $1.00 per share. The Corporation and Liberty Towers LLC also agreed to delete the condition precedent that the Corporation be listed on the NYSE MKT as of the Closing Date.

Pursuant to the Liberty Purchase and Sale Agreement, as amended by the Closing Agreement, the Corporation paid an aggregate purchase price of $33,675,000, of which (i) $24,960,000 was paid in cash to Liberty Towers, LLC; and (ii) 8,715,000 shares of the Corporation’s Common Stock were issued to the Liberty Investors at a price of $1.00 per share.

Southern Tower Antenna Rental, L.L.C. Asset Purchase

On May 17, 2013, CIG Towers, LLC, a subsidiary of the Corporation, and Southern Tower Antenna Rental, L.L.C. (“STAR”) entered into an Asset Purchase Agreement (the “STAR Asset Purchase Agreement”) pursuant to which CIG Towers, LLC agreed to acquire certain assets from STAR. The closing of the STAR Asset Purchase Agreement occurred on August 2, 2013 pursuant to which the Corporation acquired twenty-eight (28) antenna towers, with an assignment of all ground leases for the real estate underlying such towers, for a purchase price $12,500,000 paid in cash. The terms and conditions of the STAR Asset Purchase Agreement are described in a current report on Form 8-K filed by the Corporation with the SEC on May 22, 2013, which is incorporated herein by reference thereto.

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Item 3.02:	Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01 regarding the sale of Series A Preferred Stock and the issuance of Common Stock to the Liberty Investors is hereby incorporated by reference into this Item 3.02.

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Prior to the closing of Series A Preferred Stock transaction, effective August 1, 2013, Messrs. Sebastien Koechli and Gert Rieder resigned from the Board. Neither Mr. Koechli nor Mr. Rieder expressed any disagreements with the Corporation in connection with their respective resignations.

The holders of a majority of the outstanding shares of the Series A-1 Preferred Stock, voting as a separate class, are entitled to elect two directors of the Corporation, or upon the occurrence of an Event of Default four directors of the Corporation, as described in Item 1.01 set forth above, which is hereby incorporated by reference into this Item 5.02. Following the Closing of the Series A Preferred Stock transactions, the Fir Tree Investors elected Messrs. Scott Troeller and Jarret Cohen, both executives of Fir Tree, Inc., to the Board.

Amendment of Paul’s McGinn’s Employment Agreement

On August 1, 2013, the Corporation entered into an amendment (the “McGinn Amendment”) to Paul McGinn’s employment agreement with the Corporation, dated as of July 25, 2012 (the “McGinn Employment Agreement”). Mr. McGinn was previously granted options to purchase 1,956,895 shares of the Corporation’s Common Stock (the “McGinn Options”).  Pursuant to the McGinn Amendment, all of the McGinn Options have been cancelled. The Corporation and Mr. McGinn have agreed to negotiate to establish a new incentive plan for the Corporation’s management.

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Pursuant to the McGinn Employment Agreement, Mr. McGinn was entitled to receive up to $150,000 in additional compensation referred to in the McGinn Employment Agreement as the variable component. The Corporation and Mr. McGinn have agreed that the variable component of Mr. McGinn’s base salary shall only be payable if Mr. McGinn is employed by the Corporation as of the date such payment is due and payable. In addition, the McGinn Amendment provides that in the event that Mr. McGinn is terminated without cause or upon disability, he shall receive aggregate severance payments of $450,000 in accordance with the Corporation’s regular payroll procedures for twelve (12) months. The McGinn Amendment also provides that so long as Mr. McGinn serves as chief executive officer, he shall also serve on the Board and be appointed as Chairman of the Board.

Amendment of Employment Agreement with Michael Hofe

In connection with the signing of the Liberty Purchase and Sale Agreement on May 3, 2013, the Corporation also entered into an employment agreement with Michael Hofe, dated as of May 3, 2013 (the “Hofe Employment Agreement”). The Hofe Employment Agreement shall be effective from August 2, 2013 until December 31, 2014. Mr. Hofe shall serve as the Corporation's Chief Operating Officer. Mr. Hofe's compensation shall be $250,000 per annum, pro-rated for any partial year of employment. At the closing of the Liberty Purchase and Sale Agreement on August 2, 2013, the Hofe Employment Agreement was amended, pursuant to which all Corporation stock options previously contemplated to be granted under the Hofe Employment Agreement were cancelled. The Corporation and Mr. Hofe have agreed to negotiate the terms and conditions of a replacement incentive plan pursuant to the Equity Letter described in Item 1.01 above. The information set forth above under Item 1.01 regarding the Equity Letter is hereby incorporated by reference into this Item 5.02.

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Amendment of Employment Agreement with B. Eric Sivertsen

In connection with the signing of the Liberty Purchase and Sale Agreement on May 3, 2013, the Corporation also entered into an employment agreement with B. Eric Sivertsen, dated as of May 3, 2013 (the “Sivertsen Employment Agreement”). The Sivertsen Employment Agreement shall be effective from August 2, 2013 until December 31, 2014. Mr. Sivertsen shall serve as the Corporation's Executive Vice President of Legal and Compliance. Mr. Sivertsen’s compensation shall be $175,000 per annum during the term of the Sivertsen Employment Agreement, pro-rated for any partial year of employment. At the closing of the Liberty Purchase and Sale Agreement on August 2, 2013, the Sivertsen Employment Agreement was amended, pursuant to which all Corporation stock options contemplated to be granted to Mr. Sivertsen under the Sivertsen Employment Agreement were cancelled. The Corporation and Mr. Sivertsen have agreed to negotiate the terms and conditions of a replacement incentive plan pursuant to the Equity Letter described in Item 1.01 above. The information set forth above under Item 1.01 regarding the Equity Letter is hereby incorporated by reference into this Item 5.02.

Termination of Options Issued to Officers and Directors

On August 1, 2013, the Corporation entered into agreements with each of Paul McGinn, Grant Barber and Gabriel Margent, as directors, and Mr. Gert Rieder as a prior director, have agreed to the termination of all of the stock options previously issued to such persons. As of the Initial Issue Date, none of the officers and directors of the Corporation owns any options to purchase shares of the Corporation’s Common Stock. The Corporation anticipates establishing a new equity incentive plan during the foreseeable future.

In addition, on August 1, 2013, the Corporation also entered into agreements which terminate all options previously issued to Corporation service providers.

Item 5.03:	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Designation

On August 1, 2013, the Corporation filed the Certificate of Designation with the State of Nevada regarding the rights and preferences of the Series A Preferred Stock. The information set forth above under Item 1.01 regarding the Certificate of Designation is hereby incorporated by reference into this Item 5.03.

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Amendment to the Corporation’s Bylaws

On August 1, 2013, the Board amended the Bylaws and made the following modifications and additions.

Article I, Section ..01 of the Corporation’s Bylaws has been deleted in its entirety and replaced with the following provision:

.01 Annual Meetings.

The annual meeting of the shareholders of this Corporation, for the purpose of election of Directors and for such other business as may come before it, shall be held at the registered office of the Corporation, or such other places, either within or without the State of Nevada, as may be designated by the notice of the meeting, on such date and at such time as may be designated from time to time by the Board of Directors.

Article II, Sections ..02, .03 and .04 of the Corporation’s Bylaws have been deleted in their entirety and replaced with the following provision:

.02 Number, Tenure and Qualifications.

The number of Directors of the Corporation elected by voting at the annual meeting shall be not less than one nor more than thirteen with the exact number determined from time to time by resolution of the Board of Directors. In addition to the Directors elected at the annual meeting, the Board of Directors shall also contain those additional Directors elected pursuant to this Corporation’s CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A-1 NON-CONVERTIBLE PREFERRED STOCK AND SERIES A-2 CONVERTIBLE PREFERRED STOCK OF CIG WIRELESS CORP. (the “Series A-1 & Series A-2 Certificate of Designation”) as provided in Section XIV of these Bylaws. Each Director shall hold office until his/her successor shall have been elected and qualified.

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.03 Election.

Between three and nine Directors shall be elected by the shareholders at their annual meeting each year, and other Directors can be elected pursuant to the Series A-1 & Series A-2 Certificate of Designation as provided in Section XIV of these Bylaws; and if, for any cause the Directors shall not have been elected at an annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by these Bylaws.

.04 Vacancies.

In case of any vacancy in the Board of Directors, the remaining Directors, whether constituting a quorum or not, may elect a successor to hold office for the unexpired portion of the terms of the Directors whose place shall be vacant, and until his/her successor shall have been duly elected and qualified. Further, the remaining Directors may fill any empty seats on the Board of Directors even if the empty seats have never been occupied. Notwithstanding the foregoing, vacancies of those additional Directors elected pursuant to the Series A-1 & Series A-2 Certificate of Designation as provided in Section XIV of these Bylaws shall be filled by those holders of preferred stock entitled to elect said Directors under Section XIV of these Bylaws.

The following new Section XIV has been added to the Corporation’s Bylaws:

Section XIV Special Provisions

.01 Series A-1 Directors.

Notwithstanding any other provision of these Bylaws, as long as any shares of Series A-1 Preferred Stock remain outstanding under the Series A-1 & Series A-2 Certificate of Designation, the holders of a majority of the outstanding shares of Series A-1 Preferred Stock, voting as a separate class, shall pursuant to NRS 78.330 be entitled to elect two (2) directors of the Corporation (the “Series A-1 Directors”), subject to the further rights of the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock as set forth in Section 6(b)(iv) of the Series A-1 & Series A-2 Certificate of Designation.

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.02 Series A-2 Directors.

Notwithstanding any other provision of these Bylaws, as long as any shares of Series A-2 Preferred Stock remain outstanding under the Series A-1 & Series A-2 Certificate of Designation, the holders of a majority of the outstanding shares of Series A-2 Preferred Stock, voting as a separate class, shall pursuant to NRS 78.330 be entitled to elect the number of directors of the Corporation equal to the difference (but not less than zero) of (x) two (2), minus (y) the number of Series A-1 Directors then able to be elected (the “Series A-2 Directors”). For the avoidance of doubt, if no Series A-1 Preferred Stock is then outstanding, the holders of the Series A-2 Preferred Stock shall be entitled to elect the Series A-2 Directors in accordance with the immediately preceding sentence.

.03 Additional Directors.

Notwithstanding any other provision of these Bylaws, if the Corporation incurs an Event of Default (as such term is defined in the Series A-1 & Series A-2 Certificate of Designation), then (x) the size of the Board shall automatically, without further notice, action or deed, increase from five (5) to seven (7), and (y) the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock (or, if no Series A-1 Preferred Stock is then outstanding, then the holders of the Series A-2 Preferred Stock) shall have pursuant to NRS 78.330 the right to appoint two (2) additional directors of the Corporation; provided, however, if such Event of Default is cured within six (6) months of the first occurrence thereof, then (x) the appointment of such additional directors shall, without further notice, action or deed, terminate upon such cure, and (y) the size of the Board shall thereupon automatically, without further notice, action or deed, revert to five (5) upon such cure. The determination of whether any Event of Default has been cured shall be made by the then current Board.

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.04 Election of Directors.

The holders of outstanding shares of Series A-2 Preferred Stock, Series B Preferred Stock and Common Stock, voting together as a single class, shall pursuant to NRS 78.330 be entitled to elect the number of directors of the Corporation equal to five (5) less the number of Series A-1 Directors and Series A-2 Directors then able to be elected.

.05 Change in Number of Directors.

Notwithstanding any other provision of these Bylaws, but subject to Section 6(b)(iv) of the Series A-1 & Series A-2 Certificate of Designation, so long as any shares of Series A-1 Preferred Stock or any shares of Series A-2 Preferred Stock remain outstanding, without the prior affirmative vote or prior written consent of the Requisite Investors (as such term is defined in the Series A-1 & Series A-2 Certificate of Designation), the Corporation shall not, directly or indirectly, or permit any of its Subsidiaries to, by amendment to the Corporation’s Articles of Incorporation, bylaws or other governing documents, merger or otherwise, change the number of directors which constitutes the Board.

Item 7.01. Regulation FD Disclosure.

On August 5, 2013, the Registrant issued the press release attached hereto as Exhibit 99.1.  In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

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Item 8.01.	Other Events.

Press Release

On August 5, 2013, the Corporation issued a press release, attached hereto as Exhibit 99.1.

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Item 9.01:	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The Corporation will file the financial statements of the newly acquired business by amendment to this Report within 71 calendar days after the date this Report is due, as permitted by Instruction (a)(4) to Item 9.01 of Form 8-K.

(d)	Exhibit List

Exhibit	Description

Exhibit 3.7	Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of CIG Wireless Corp.

Exhibit 3.8	Amendment to the Corporation’s Bylaws, effective August 1, 2013.

Exhibit 10.38	Securities Purchase Agreement, by and among the Corporation, Fir Tree Capital Opportunity (LN) Master Fund, LP and Fir Tree REF III Tower LLC, dated August 1, 2013.

Exhibit 10.39	Registration Rights Agreement, by and among the Corporation, Fir Tree Capital Opportunity (LN) Master Fund, LP and Fir Tree REF III Tower LLC, dated August 1, 2013.

Exhibit 10.40	Closing Agreement, by and between the Corporation and Liberty Towers, LLC, dated August 1, 2013.

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Exhibit 10.41	Rights Agreement, by and among the Corporation, Fir Tree Capital Opportunity (LN) Master Fund, LP, Fir Tree REF III Tower LLC, Housatonic Equity Investors IV, L.P., Housatonic Equity Affiliates IV, L.P. and Chesapeake Towers Development, LLC, dated August 1, 2013.

Exhibit 10.42	Form of Stand Down Agreement, dated August 1, 2013, with schedule attached indicating the respective parties thereto.

Exhibit 10.43	Amendment No. 3 to the Amended and Restated Limited Liability Operating Agreement, dated June 30, 2012, of Communications Infrastructure Group, LLC, by and among the Corporation, Communications Infrastructure Group, LLC, CIG Solutions, LLC, CIG Towers, LLC, Compartment IT2, LP, Compartment IT5, LP and Compartment IT9, LP, dated August 1, 2013.

Exhibit 10.44	Acknowledgement and Consent - Financing Transaction, by and among the Corporation, Communications Infrastructure Group, LLC, CIG Solutions, LLC, Compartment IT2, LP, Compartment IT5, LP and Compartment IT9, LP, dated August 1, 2013.

Exhibit 10.45	Form of Option Cancellation Agreement, dated August 1, 2013, with schedule attached indicating the respective parties thereto.

Exhibit 10.46	Amendment No. 1 to Executive Employment Agreement, by and among the Corporation and Paul McGinn, dated August 1, 2013.

Exhibit 10.47	Amendment No. 1 to Executive Employment Agreement, by and among the Corporation and Michael Hofe, dated August 1, 2013.

Exhibit 10.48	Amendment No. 1 to Executive Employment Agreement, by and among the Corporation and B. Eric Sivertsen, dated August 1, 2013.

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Exhibit 10.49	Termination Agreement, by and among the Corporation and ENEX Group Management, S.A., dated August 1, 2013.

Exhibit 10.50	Termination Agreement, by and among the Corporation and CRG Finance AG, dated August 1, 2013.

Exhibit 10.51	Equity Letter, by the Corporation, Fir Tree Capital Opportunity (LN) Master Fund, LP and Fir Tree REF III Tower LLC to Michael Hofe and B. Eric Sivertsen, dated August 1, 2013.

Exhibit 99.1	Press Release, dated August 1, 2013.

#     #     #

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name: Paul McGinn
Title: President and Chief Executive Officer

Date: August 7, 2013

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